Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 3 to the Registration Statement on Form N-4 (the “Registration Statement”) of our report dated March 20, 2013, relating to the statutory financial statements of The Guardian Insurance & Annuity Company, Inc. and of our report dated March 20, 2013, relating to the financial statements of The Guardian Separate Account R, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

December 9, 2013